Exhibit 99.5

[LETTERHEAD OF CREDIT SUISSE SECURITIES (EUROPE) LIMITED]

Board of Directors

OMX AB

Tullvaktsvaegen 15

105 78 Stockholm

Sweden

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated May 24, 2007, to the Board of Directors of OMX AB (“OMX”) as Annex F to, and reference thereto under the captions “SUMMARY OF THE OFFER — Opinions of Financial Advisors — Opinions of Morgan Stanley & Co. Limited and Credit Suisse Securities (Europe) Limited” and “THE OFFER — Opinions of Morgan Stanley & Co. Limited and Credit Suisse Securities (Europe) Limited — Financial Advisors to OMX” in, the Proxy Statement/Prospectus relating to the proposed combination involving OMX and The Nasdaq Stock Market, Inc. (“Nasdaq”), which Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Nasdaq (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Credit Suisse Securities (Europe) Limited

CREDIT SUISSE SECURITIES (EUROPE) LIMITED

August 7, 2007